AGREEMENT and RECEIPT of PAYMENTS (Dated 08-02-2007)

Recitals:

WHEREAS, This AGREEMENT is made on the date first stated above,

(a) to acknowledge that RRE Inc. [**"RRE"**] has received $8,000 from Riviera Investments Inc., Winston Salser, President [**"RIVIERA"**] on or about 05-09-07, sent to the Associated Bank account; and

(b) to acknowledge that RRE has received $5,000 from RIVIERA on or about 05-09-07, sent at the direction of RRE directly to the account of Messerli and Kramer; and

(c) to acknowledge that RRE has received $8,850 from RIVIERA (Riviera Investments Inc., Winston Salser, President) on or about 05-09-07, sent at the direction of RRE directly to the "Fridley LLC account"; and

(d) to acknowledge that RRE has received $13,000 from RIVIERA (Riviera Investments Inc., Winston Salser, President) on or about 05-30-07, sent to the Associated Bank account of RRE; and

(e) to acknowledge that RRE has received $35,000 from RIVIERA (Riviera Investments Inc., Winston Salser, President) on or about 06-13-07, sent to the Associated Bank account of RRE; and

(f) to acknowledge that RRE, on or about 06-27-2007 requested of Winston Salser that Riviera Investments pay two months of accumulated rent/mortgage payments on the RRE factory property in Fridley, and that RRE consequently received $17,700.00 sent at the direction of RRE directly to the "Fridley LLC account"; and

(g) to acknowledge that RRE has received $12,000 from RIVIERA (Riviera Investments Inc., Winston Salser,

President) on or about 07-02-07, sent to the Associated Bank account of RRE; and

(h) to acknowledge that RRE has, on 07-30-2007, stated to Winston Salser: "RRE is urgently in need of the $2378.34. Who can pay today by wire transfer."; and that Riviera has been apprised of the facts that additional monies ($8850.00) are needed to pay the August rent or mortgage on the Fridley building which houses all of RRE's operations, and that other portions of the requested amount are needed to purchase raw materials with which to make and sell products which have already been ordered by customers (in the amount of $25, 371), so that the lack of this money would mean a lost opportunity for RRE to keep the factory busy so that it's employees and the factory are profitably employed so as to make profits with which to pay future expenses; and that in fact RRE currently lacks the money to even pay the approximately $4360.00 for continuation of the all-important health insurance; so, now therefore, Riviera is consequently (after discussion of the fact that there are no other sources of money that can deliver this amount as needed) sending the $8,850.00 for the Fridley rent directly to the landlord, as Riviera has done in past and as requested by RRE, and will separately wire to RRE's account, the amount of $13,500 which will hopefully be adequate to pay other current bills and to purchase enough raw materials to start the production for which the $25,l371.00 is needed.

WHEREAS, these payments listed above, totaling $121,900.00 are in addition to numerous other payments also already made by Winston Salser and/or Riviera Investments; and

WHEREAS, most, if not all of these payments were each made at a time when RRE had pressing bills due and no other source of funds to pay them, and whereas the continuing existence of RRE was several times in doubt because of its inability to otherwise pay such debts, and in more than one case the payments (to the Fridley LLC account) were necessary or RRE would have been asked to vacate the factory building, which the landlord

threatened he would padlock, and another of these payments was necessary to prevent the company health insurance from lapsing, which would have had catastrophic effects because this insurance covers several employees or their family members who would have become virtually uninsurable had the insurance coverage been interrupted, and another payment was absolutely necessary to obtain legal representation, while others were necessary to allow RRE to continue in business; and

WHEREAS, the payments directed by RIVIERA to the Fridley LLC account are to discharge the obligation of RRE to pay rent to ADVAC Elastomers, the actual owner of the building which houses RRE's operations, which money, if paid by RRE to ADVAC, then ADVAC would use to pay the money owing to the mortgage holder, which is the Fridley LLC account, so that, by RRE's requesting that Winston Salser and RIVIERA transfer money directly to RRE, the wire transfers we make are in lieu of this series of normal transactions, and are made this way in the interests of time, because RRE has typically not requested that RIVIERA make the Fridley payments until Mr. Jawiorsky (agent for the mortgage holder) was ready to padlock the building, which he actually threatened very specifically at one point in this series of payments; and

WHEREAS, upon each such occasion, Winston Salser, President of RIVIERA and Fred Stark, C. E. O. of RRE discussed that these payments would be credited to RIVIERA to cover future expenses which were specifically read over the phone, from Winston's handwritten notes, and all of these prior conversations reported here are included by reference, and each included the following three alternatives detailed in the lettered paragraphs below, and included the stipulation that the funds so credited could be assigned to a particular one or ones of these uses as directed by Winston Salser at a time of his choosing, and these alternative uses were specified as follows:

A) Payment of $100,000.00 for a Tirecycle License for the British Isles, which, along with the agreement dated May 03, 2006 (for the right to purchase {or repurchase} any Tirecycle license or any Exclusive Options Agreement if it had lapsed for any reason, in Europe, Asia or North America) and the agreement dated March 27, 2007, in which the lapsed exclusive options agreements for Europe, including the rights to purchase Tirecycle licenses for

Great Britain were purchased by Riviera, are agreed by RRE and by RIVIERA to give RIVIERA exclusive rights to purchase any and all additional Tirecycle licenses for Great Britain, and the texts of these two agreements are hereby included by reference and reaffirmed by RRE and by RIVIERA; or

B) Alternatively, payment for a Tirecycle License for the State of Pennsylvania, which, along with the agreement dated May 03, 2006 (for the right to purchase {or repurchase} any Tirecycle license or any Exclusive Options Agreement if it had lapsed for any reason, in Europe, Asia or North America) and the agreement dated April 18, 2007, in which the lapsed exclusive options agreements for all the northern states of the United States for which exclusive option agreements were previously held by ADVAC and were allowed to lapse by the failure by ADVAC to pay the yearly fee, plus the provinces of Canada, and which Exclusive Option Agreement includes the rights to purchase Tirecycle licenses for Pennsylvania, were purchased by Riviera, and these facts are agreed by RRE and by RIVIERA to give RIVIERA, upon payment of the $100,000 specified in this present Agreement, exclusive rights to purchase any and all additional Tirecycle licenses for the State of Pennsylvania, and the texts of the above-referenced May 03, 2006 and April 18, 2007 agreements are hereby included by reference and reaffirmed by RRE and by RIVIERA; or

C) Alternatively, some or any part of the monies already advanced to RRE by RIVIERA, or to be advanced in the future to RRE by RIVIERA, may be designated by RIVIERA, at the time of RIVIERA's choosing, to pay for any costs or expenses incurred by RIVIERA or by 2PCR (and owing to RRE) in manufacturing Tirecycle Treatments in the Fridley Minnesota facility, or elsewhere, whether or not this was part of the further training given by Fred Stark and/or those he designates, under the agreement dated May 25, 2006, between RRE and RIVIERA in which RRE gives RIVIERA a non-exclusive license to the intellectual property rights pertaining to, and the right to manufacture, the Tirecycle Treatments and to sublicense such rights to 2PCR, and/or under the agreement dated March 22, 2007,

which includes similar and related rights, and the texts of these last two mentioned agreements, dated May 25, 2006 and March 22, 2007, are also included herein by reference, and each of these two agreements is hereby reaffirmed both by RRE and by RIVIERA; and

WHEREAS, it is acknowledged and agreed by both parties that Riviera Investments Inc., Winston Salser, and Casale Road Investments Inc. have invested well over a million dollars in the Tirecycle companies, and Winston Salser and Riviera intend to, as rapidly as possible,

a) encourage, as far as it is commercially freasible, the creation, enlargement, upgrading and/or improvement of Tirecycle factory producti9on facilitiesd in Louisdiana and in Wisconsin, and to
b) assist in the development of marketing opportunities to utilize as much of the production capacity of existing facilities, and to
c) where it is commercially feasible to create funding for the construction of numerous other Tirecycle factories,

and it is therefore acknowledged and agreed that it is of crucial value for Riviera to have the rights described in the previous paragraphs, in order to carry out this overall plan, and it is acknowledged and agreed that these activities, if they are successful, will be of enormous benefit to RRE by the generation of very large amounts of royalty income, and, for all these reasons, it is acknowledged that it would cause enormous losses, far in excess of the current amount of money ($121,900.00) which Riviera has paid to RRE under the terms of this document (which have been paid separately and in addition to large sums paid for the other underlying agreements between Riviera and RRE, some of which are referred to in this Agreement) for the right to choose and exercise any one or all (purchase of all three would, of course requiring additional amounts of money as specified in previous agreements), to exercise this exclusive option for the three numbered items above; and if RRE fails to deliver and perform regarding these options, it will cause enormous harm, the magnitude of which is currently not possible to estimate, to Riviera, to Winston Salser, to Casale Road Investments, Inc., to LAEL, and to a new company, in the process of formation, which is currently called "NeoADVAC".

Now therefore, the parties agree as follows:

1) The previous verbal agreements between Fred Stark, in his capacity as C.E.O. of RRE, and Winston Salser, in his capacity as President of RIVIERA, did express in these same, or approximately the same, exact words which are repeated in lettered paragraphs A) through C) above, we have now again documented in writing above, and the parties further agree that, to ensure that there was no misunderstanding, Winston Salser customarily read the details each time, from his handwritten notes, and that these previous verbal agreements are hereby included by reference; and

2) The two parties now desire, by the terms of this agreement, to formally document these agreements in writing, and to agree that they may also cover future payments made by Winston Salser or Riviera Investments Inc., if any, and if it is agreed at such future times of payment that they are made under the terms of this agreement; and

3) be it hereby acknowledged that these previous verbal agreements were effective as of the dates of each of the payments acknowledged near the beginning of this document, and that they are reaffirmed by the signing of this agreement; and

4) Fred Stark, acting as CEO of RRE, again reaffirms that both the Tirecycle License for Great Britain, and the Tirecycle license for Pennsylvania are being held for purchase by Riviera, not only because of this agreement, but also because Riviera independently owns, and has paid yearly fees for, exclusive options agreements preventing them from being sold to any other party.

5) It is agreed that at any time Riviera may decide to apply some or all of the money covered by this agreement, including any funds added in future, toward any of the three uses listed above, combining such funds with additional funds provided by Riviera Investments Inc. if that is required to complete the amount required to accomplish whatever one or more of the three alternatives listed above is chosen by Winston Salser; and

6) It is agreed that, in the course of making this decision, Winston Salser may wish to confer with Fred Stark about which choice is best, and Fred

may even suggest other possible uses of the funds, in addition to the three listed above, which he urges Winston Salser to consider instead (Fred has, for instance suggested that he might suggest that a license for California could have advantages, however this is impractical because Riviera, for instance, has no rights to California, as that state is covered by the Exclusive Option Agreement between RRE and 2PCR.), however it is Winston Salser (or his successor at Riviera) who has the final and complete authority to make this decision, independent of any third party advice.

7) Severability: If any provision of this AGREEMENT is invalid or unenforceable under applicable law, it shall not affect the validity or enforceability of the remainder of the terms of this AGREEMENT.

8) Entire Agreement: This Agreement and all documents referred to herein contain the entire and exclusive agreement and understanding between the parties on the subject matter contained herein and supersedes all prior agreements, understandings and arrangements relating thereto. No representation, undertaking or promise shall be taken to have been given or implied from anything said or written in negotiations between the parties prior to this Agreement except as may be expressly stated in this Agreement.

9) Choice of Law; Arbitration: This AGREEMENT shall be governed by and interpreted in accordance with the laws of the State of California. Venue and sole jurisdiction shall be with the state or federal courts located in Los Angeles California.

IN WITNESS WHEREFORE, the parties hereto have executed this agreement as of the day and year first written above:

Rubber Research Elastomerica, Inc.	Riviera Investments, Inc.
By: [signature] 8-3-07	By: [signature]
Fred Stark, Jr., CEO	Winston Salser, President